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        Exhibit 11 Statement Regarding Computation of Earnings per Share

                   AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
              Statement Regarding Computation of Earnings per Share
                  (Dollars in thousands, except per share data)


                                                                            For the period from
                                                                             February 11, 1997
                                           For the Three Months         (commencement of operations)
                                         Ended September 30, 1997        through September 30, 1997
                                                    ------                         ------
Net income                                          $  519                         $1,103
                                                    ------                         ------
Average number of shares outstanding                 1,614                          1,614
Net effect of dilutive stock options-
Based on treasury stock method using
Average market price                                    53                             53
                                                    ------                         ------
Total average shares                                 1,667                          1,667
                                                    ------                         ------
Net income per share                                $ 0.31                         $ 0.66
                                                    ------                         ------